SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Theragenics Corporation®

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THERAGENICS CORPORATION®

5203 BRISTOL INDUSTRIAL WAY
BUFORD, GEORGIA 30518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation® (the “Company”) to be held at 10:00 A.M., New York time, on Tuesday, May 13, 2003, at the Metropolitan Hotel, 569 Lexington Avenue (corner of Lexington and 51st), New York, New York, 10022, for the following purposes:

           1. To elect two directors;

2.	To consider and vote on a proposal to ratify the appointment of Grant Thornton LLP as independent public accountants.

      The Board of Directors has fixed the close of business on March 11, 2003, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

Sincerely,

Tracy M. Culver,
Secretary

Buford, Georgia
March 31, 2003

YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

      A TICKET MUST BE PRESENTED IN ORDER TO GAIN ADMISSION TO THE ANNUAL MEETING OF STOCKHOLDERS. IF YOU ARE PLANNING ON ATTENDING THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED ADMISSION TICKET REQUEST FORM IN ORDER TO RECEIVE YOUR ADMISSION TICKET. YOU WILL NOT BE MAILED AN ADMISSION TICKET. YOUR TICKET WILL BE AVAILABLE AT THE REGISTRATION TABLE ON MAY 13, 2003.

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND RELATED MATTERS
STOCK PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NUMBER TWO RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS PROPOSALS
MISCELLANEOUS
OTHER MATTERS

THERAGENICS CORPORATION®

5203 Bristol Industrial Way
Buford, Georgia 30518

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation® (the “Company”) to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 13, 2003, at the Metropolitan Hotel, 569 Lexington Avenue, New York, New York, 10022, at 10:00 A.M., New York time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

      The Board of Directors has fixed the close of business on March 11, 2003, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting, by giving a later proxy or by written notice to the Secretary of the Company received at the Company’s offices at 5203 Bristol Industrial Way, Buford, Georgia, 30518, prior to the date of the Annual Meeting.

      When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the proxy is signed and returned but no choice is specified therein, it will be voted FOR the election of the nominees named therein and FOR each of the listed proposals.

      You will need a ticket to attend the Annual Meeting of Stockholders. If your shares are registered in your name and not in the name of a bank, broker or other third party, you may request an admission ticket by completing and returning the enclosed Admission Ticket Request Form. You will not be mailed an admission ticket. Your ticket will be available at the registration table on May 13, 2003.

      If you plan to attend the Annual Meeting of Stockholders in person and your shares are not registered in your own name, please advise the bank, broker or other institution that holds your shares that you plan to attend the Annual Meeting. That firm must provide you with documentation showing that you owned your shares of the Company as of the record date, March 11, 2003. This documentation may be either a copy of an account statement that shows you owned the shares on the record date or a letter from the firm that confirms you owned the shares on that date. Please include that documentation when you return the enclosed Admission Ticket Request Form to the Company in order to receive an admission ticket.

      The expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders are to be paid by the Company. Directors, officers and employees of the Company, who will not be specially compensated for such services, may make solicitation of proxies by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives. The Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about March 31, 2003.

VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS

      As of March 11, 2003, there were 29,855,058 shares of Common Stock, par value $.01 per share (“Common Stock”) outstanding and entitled to vote at the Annual Meeting.

      The holders of Common Stock are entitled to vote as a single class and to one vote per share, exercisable in person or by proxy, at all meetings of stockholders. Holders of Common Stock do not have cumulative voting rights. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business but are not counted in determining the numbers of shares voted for or against any nominee for director or any proposal.

      The following table sets forth the ownership of the Company’s Common Stock as of March 11, 2003, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each executive officer and director and by all executive officers and directors as a group. Unless otherwise indicated, the address for each person listed is c/o Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

	Amount and
	Nature of		Percentage of
Name of	Beneficial		Common Stock
Beneficial Owner	Ownership(1)		Outstanding(2)

FMR Corp.
Fidelity Management &
Research Company(3)	3,373,600	(4)	11.3%
Barclays Global Investors NA(5)	1,838,828	(6)	6.2%
Royce & Associates LLC(7)	2,218,000	(8)	7.5%
Otis W. Brawley, M.D.	156,000	(9)	*
Orwin L. Carter, Ph.D.	146,500	(10)	*
Earnest W. Deavenport, Jr.	58,000	(11)	*
Patrick L. Flinn	74,333	(12)	*
John V. Herndon	104,000	(13)	*
M. Christine Jacobs	623,456	(14)	2.1%
Philip A. Incarnati	32,000	(15)	*
James A. MacLennan	26,100	(16)	*
Peter A.A. Saunders	141,500	(17)	*
Bruce W. Smith	288,342	(18)	1.0%
All Directors and Officers as a Group (ten persons)	1,650,231	(19)	5.3%

*	Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her, unless otherwise noted.

(2)	The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

(3)	82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Amount based solely on schedule 13G/A filed February 14, 2003 by FMR Corp., the parent of Fidelity Management & Research Company. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 3,373,600 shares as a result of acting as investment adviser to various registered investment companies (the “funds”), including the Fidelity Low Priced Stock Fund.

Edward C. Johnson 3d, FMR’s Chairman, through its control of Fidelity, and the Funds has sole power to dispose of the 3,373,600 shares owned by the Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d, Chairman of FMR, owns 12.0% and Abigail P. Johnson, a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of

Class B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(5)	45 Fremont Street, 17th Floor, San Francisco, California 94105.

(6)	Amount based solely on Schedule 13-G filed December 31, 2002. Barclay Global Investors, N.A. beneficially owns an aggregate of 1,838,828 shares with sole power to vote and sole investment power.

(7)	1414 Avenue of America, New York, New York 10019.

(8)	Amount based solely on Schedule 13G filed February 5, 2003. Royce & Associates LLC beneficially owns an aggregate of 2,218,000 shares with sole power to vote and sole investment power.

(9)	Includes 156,000 shares purchasable by Dr. Brawley within 60 days upon exercise of options.

(10)	Includes 112,000 shares purchasable by Dr. Carter within 60 days upon exercise of options.

(11)	Includes 48,000 shares purchasable by Mr. Deavenport within 60 days upon exercise of options.

(12)	Includes 73,333 shares purchasable by Mr. Flinn within 60 days upon exercise of options.

(13)	Includes 95,000 shares purchasable by Mr. Herndon within 60 days upon exercise of options.

(14)	Includes 480,105 shares purchasable by Ms. Jacobs within 60 days upon exercise of options.

(15)	Includes 32,000 shares purchasable by Mr. Incarnati within 60 days upon exercise of options.

(16)	All shares are owned directly by Mr. MacLennan.

(17)	Includes 128,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options.

(18)	Includes 146,000 shares purchasable by Mr. Smith within 60 days upon exercise of options.

(19)	Includes 1,270,438 shares purchasable by all executive officers and directors as a group within 60 days upon exercise of options.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

      The Board of Directors of the Company is divided into three classes (Class I, Class II and Class III) with three directors in Class I, two directors in Class II and three directors in Class III. One class of directors is elected each year for a three-year term. Two directors, representing the Class II Directors, are to be elected at the Annual Meeting. These Class II Directors will serve until the Annual Meeting of Stockholders in 2006 or until their successors shall have been elected and qualified. The current Board of Directors has selected, and will cause to be nominated at the meeting, Otis W. Brawley, M.D. and Earnest W. Deavenport, Jr., who upon election will comprise the Class II Directors of the Board of Directors.

      Provided that a quorum of stockholders is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast at the meeting. Abstentions and “broker non-votes” will have no effect on the election of the directors. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominees unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders any nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. Management does not believe that a substitute nominee will be required.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

      The directors and director nominees have supplied the Company with the following information concerning their age, principal employment, other directorships and positions with the Company:

Director	Principal Occupation and Other Information

Class I Directors (term expires 2005)
Patrick L. Flinn Director since 1998 Age: 61	Since 1996, Mr. Flinn has been a private investor and consultant to various businesses and non-profit organizations. From July 1991 to January 1996, Mr. Flinn was Chairman, President and Chief Executive Officer of Bank South Corporation. Mr. Flinn is a director of Equity One, Inc. (NYSE: EQY), a real estate investment trust that is an owner, operator and redeveloper of neighborhood and community shopping centers.

John V. Herndon Director since 1987 Age: 62	Mr. Herndon joined the Company in April 1987, as Executive Vice President and in July 1989, was appointed President, Chief Executive Officer and Chairman of the Board of Directors of the Company. In August 1993, Mr. Herndon relinquished his role as Chief Executive Officer while retaining his position as Chairman of the Board of Directors of the Company. Mr. Herndon stepped down as Chairman of the Board in December 1994, and currently serves as a Director and Advisor-to-the-President.

Peter A.A. Saunders, F.R.S.A. (Fellow of Royal Society of Arts) Director since 1989 Age: 61	Prior to his retirement in 1999, Mr. Saunders was Owner/Chairman of PASS Consultants from 1988 to 1997, a marketing and business consultancy company based in the United Kingdom. From 1992 to 1994 he served as managing director of United Artists Communications (London-U.K.) Ltd. and from 1975 to 1988 Mr. Saunders held various executive and directorship positions with Allders Department Stores in the U.K. From 1993 to 1998. Mr. Saunders was a non-executive director of Mayday University Hospital, a 700-bed hospital in London.
Class II Director Nominees for election at the Annual Meeting
Otis W. Brawley, M.D. Director since 1995 Age: 43	Dr. Brawley is a board certified Medical Oncologist. He is a Professor of Medicine and Oncology at the Emory University School of Medicine and Professor of Epidemiology at the Emory University Rollins School of Public Health. He is also Associate Director for Cancer Control at the Winship Cancer Institute of Emory University. Dr. Brawley was previously a Senior Investigator and Assistant Director of the National Cancer Institute. He currently serves on several governmental scientific advisory boards and has designed a number of clinical trials. He is especially interested in cancer prevention and cancer epidemiology. He has authored more than sixty peer-reviewed publications and serves as associate editor and reviewer for several prestigious scientific publications. In August 2001, Governor Roy Barnes named Dr. Brawley a Georgia Cancer Coalition Eminent Scholar.

Director	Principal Occupation and Other Information

Earnest W. Deavenport, Jr. Director since 2000 Age: 65	Before his retirement, Mr. Deavenport was the Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a global chemical company with a broad portfolio of chemical, plastic, and fiber products. He joined Eastman in 1960, and was named President in 1989. He also served as Group Vice President of Eastman Kodak Company from 1989 through 1993. Mr. Deavenport is a member of the boards of directors of AmSouth Bancorporation, Milliken & Company, King Pharmaceuticals and Acuity Brands, Inc. He has served as a Chairman of the American Plastics Council and the National Association of Manufacturers and The American Chemistry Council, on the Board of Trustees of the Malcolm Baldridge National Quality Award Foundation, on the policy committee of the Business Roundtable and the Board and Executive Committee of the American Chemistry Council.
Class III Directors (term expires 2004)
Orwin L. Carter, Ph.D. Director since 1991 Age: 60	Dr. Carter previously served as Vice President of Finance and Administration for Hamline University. Dr. Carter was employed by Hamline from 1996 to 1999. From March 1995 to August 1997, Dr. Carter served as a consultant with INCSTAR Corporation, a manufacturer of in vitro diagnostic test kits and an affiliate of Sorin Biomedica. From 1989 to September 1994, Dr. Carter served INCSTAR in various capacities including Chairman, Chief Executive Officer and President. Dr. Carter also currently serves on the Board of Directors of Lifecore Biomedical, Inc., a manufacturer and marketer of medical and surgical devices.

M. Christine Jacobs Director since 1992 Age: 52	Since 1992, Ms. Jacobs has been President and Chief Operating Officer of the Company, and in August 1993, Ms. Jacobs was promoted to the position of Chief Executive Officer while retaining the position of President. In 1997 Ms. Jacobs was elected Co-Chairman and in 1998 she was elected Chairman. Ms. Jacobs is also a member of the Board of Directors of McKesson (MCK) and serves on the Compensation and Governance Committees. She is a member of the Board of Directors of Landauer, Inc. (LDR), and serves on the Audit Committee. Ms. Jacobs also sits of the Boards of the American Cardiovascular Research Institute, The Georgia State University Foundation, the Board of Councilors of the Carter Center in Atlanta, the American Council for Capital Formation, Friends of Centers for Disease Control and Prevention, and the Editorial Advisory Board for Business To Business magazine. She is also serving a three-year term on the Listed Company Advisory Board to the New York Stock Exchange.

Director	Principal Occupation and Other Information

Philip A. Incarnati Director since 2001 Age: 49	Since 1989, Philip Incarnati has served as President and Chief Executive Officer of McLaren Health Care Corporation since 1989, a Michigan-based health care delivery system. Mr. Incarnati began his health care career in 1977, and has held top-level executive positions with the Wayne State University School of Medicine, Detroit Receiving Hospital and University Health Center, and Horizon Health System prior to joining McLaren Health Care Corporation. Mr. Incarnati holds bachelors and masters degrees in management and finance from Eastern Michigan University. He was appointed to the Eastern Michigan University (EMU) Board of Regents in 1992 by Michigan Governor John Engler. He has served as Chairman of the EMU Board of Regents since January of 1995. Mr. Incarnati also holds seats on several other Boards of Directors, including Provider HealthNet Services, Inc., Dallas, Texas; Michigan Health & Hospital Association; and Flint Cultural Center Corporation. Mr. Incarnati is also a director of the Board of Medical Staffing Network Holdings, Inc., a NYSE Company (ticker symbol, MSN) located in Boca Raton, Florida.

Information on Committees of the Board of Directors and Meetings

      The Board of Directors held six meetings during 2002. There are currently three standing committees of the Board of Directors. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which they served.

      The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee met six times during 2002. The Audit Committee is responsible for the selection of the Company’s independent auditors; maintaining direct lines of communication between the Board of Directors, the independent auditors and the Company’s financial management; monitoring the adequacy and effectiveness of the external audit function and the financial management of the Company, and assessing and monitoring the control environment and reporting to stockholders. The Audit Committee is composed of Mr. Deavenport, Mr. Flinn, Dr. Carter and Mr. Saunders.

      The Compensation Committee met three times during 2002. The Compensation Committee makes recommendations concerning remuneration of the Company’s Chief Executive Officer. The Compensation Committee also administers the Company’s stock option plans and determines the conditions and amounts of options granted under these plans. The Chief Executive Officer has also been delegated the authority to grant options to employees for up to 200,000 shares under the Company’s 2000 Stock Incentive Plan. The Compensation Committee is composed of Mr. Flinn, Dr. Brawley, Mr. Deavenport and Mr. Incarnati.

      The Nominating Committee, being that there were no issues to discuss, did not meet during 2002. The Nominating Committee evaluates and makes recommendations as to individuals believed to be best qualified and willing to fill vacancies on the Board of Directors. The Nominating Committee is composed of Mr. Incarnati, Dr. Carter and Dr. Brawley.

EXECUTIVE OFFICERS

      The executive officers of the Company and their age, position with the Company and business experience for the past five years are set forth in the table below.

Executive Officer	Office and Other Information

M. Christine Jacobs Age: 52	President, Chief Executive Officer and Chairman of the Board See information above under Class III Directors.

James A. MacLennan Age: 43	Mr. MacLennan joined the Company in July 2002 and has served as the Chief Financial Officer and Treasurer since August 2002. Born in Zimbabwe and raised in South Africa, Mr. MacLennan earned both bachelors and post-graduate degrees from the University of Witwatersrand (South Africa) in business, accounting, commercial law and taxation. Before joining Theragenics™, Mr. MacLennan served as Executive Vice President and CFO of Lanier Worldwide, Inc. He joined Lanier as Vice-President of Finance and Administration in 1997 and assumed duties of CFO in 1998. Mr. MacLennan also held financial positions for nine years with Exxon Corporation in Great Britain, Australia, and the United States.

Bruce W. Smith Age: 50	Mr. Smith has been the Executive Vice-President for Strategy, Development and Acquisition since August 2002 and has served as an Executive Vice-President of the Company since 1998. Mr. Smith joined the Company in 1987 and served as the Company’s Chief Financial Officer, Secretary and Treasurer from 1989 to August 2002. Mr. Smith serves as a director of the Georgia Biomedical Partnership, a 501(c)(3) organization.

EXECUTIVE COMPENSATION AND RELATED MATTERS

      The following table summarizes the compensation paid by the Company for services rendered during the years indicated to each of the Company’s executive officers serving as of December 31, 2002 whose salary and bonus exceeded $100,000.

Summary Compensation Table

		Annual Compensation			Long-term
					Compensation-
				Other	Securities	All
Name and				Annual	Underlying	Other
Principal Position	Year	Salary(1)	Bonus	Compensation	Options	Compensation(2)

M. Christine Jacobs(3)	2002	$424,834	$190,000	(4)	180,000	$3,759
President & Chief	2001	$399,817	$315,000	(4)		$7,949
Executive Officer	2000	$375,924	$189,475	(4)		$2,859
James A. MacLennan(5)	2002	$104,383	$25,000	(4)	60,000	$100
Chief Financial
Officer & Treasurer
Bruce W. Smith	2002	$220,461	$7,000	(4)	20,000	$9,658
Executive Vice-President for	2001	$210,370	$17,000	(4)		$4,708
Strategy, Development,	2000	$186,047	$10,000	(4)		$2,342
and Acquisition

(1)	Includes amounts deferred under the 401(k) feature of the Company’s Employee Savings Plan.

(2)	All Other Compensation includes premiums on term life insurance policies and Company matching contributions under the Company’s 401(k) plan.

(3)	For Ms. Jacobs, 2002, 2001 and 2000 salary includes $35,000 payable annually for use in producing retirement income and individual disability insurance, in accordance with her employment contract.

(4)	Ms. Jacobs, Mr. MacLennan and Mr. Smith had no Other Annual Compensation in excess of $50,000 or 10% of annual salary and bonus.

(5)	In connection with retaining the services of Mr. MacLennan to act as Chief Financial Officer and Treasurer, the Company entered into an Employment Agreement dated July 24, 2002. Mr. MacLennan’s compensation package includes equity-based compensation. For a detailed description of the terms of the Employment Agreement see “Executive Employment Agreements” below.

      Options. The following table sets forth certain information concerning grants of stock options made during fiscal year 2002 to Ms. Jacobs, Mr. MacLennan and Mr. Smith. No stock appreciation rights have ever been issued by the Company.

Option Grants in 2002

	Number				Potential Realized Value at
	of	% of Total			Assumed Annual Rate of
	Securities	Granted to			Stock Price Appreciation
	Underlying	Employees	Exercise		for Option Term(3)
	Options	in Fiscal	Price	Expiration
Name	Granted	Year	($/Sh)(1)	Date(2)	5%($)	10%($)

M. Christine Jacobs	180,000	43%	$5.02	08/26/12	$588,278	$1,440,108
James A. MacLennan	60,000	14%	$5.40	08/07/12	$203,760	$516,372
Bruce W. Smith	20,000	5%	$4.28	12/20/12	$53,834	$136,424

(1)	The exercise price of each option is equal to the fair market of the underlying Common Stock on the date of grant based on the closing price of the Common Stock as reported on the New York Stock Exchange.

(2)	Options granted to Ms. Jacobs and Mr. MacLennan vest equally over three years beginning August 26, 2003 and August 7, 2003, respectively. Options granted to Mr. Smith vest equally over five years beginning December 20, 2003.

(3)	These amounts reflect assumed rates of appreciation for illustrative purposes only.

      No stock options were exercised during fiscal year ending December 31, 2002 by Ms. Jacobs, Mr. MacLennan or Mr. Smith.

Fiscal Year-End Option Values Table

			Number of Securities	Value of Unexercised in the
			Underlying Unexercised	Money Options on
	Shares Acquired	Value	Options on December 31, 2002	December 31, 2002
Name	On Exercise	Realized(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

M. Christine Jacobs	None	N/A	540,105/180,000	$161,241/$0
James A. MacLennan	None	N/A	0/60,000	$0/$0
Bruce W. Smith	None	N/A	146,000/40,000	$21,480/$0

(1)	An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table.

(2)	Based on $4.03 per share, the December 31, 2002 closing price reported on the New York Stock Exchange.

      The following table provides information about shares available for issuance under the Company’s equity compensation plans.

(c)
(b)
	(a)		Number of Securities
		Weighted-Average	Remaining Available for
	Number of Securities	Exercise Price of	Future Issuance Under
	to be Issued upon	Outstanding	Equity Compensation
	Exercise of	Options,	Plans (Excluding
	Outstanding Options,	Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	Column (a)

Equity compensation plans approved by security holders	2,778,238	$9.47	435,421 (1)
Equity compensation plans not approved by security holders	None	N/A	None

Total	2,778,238	$9.47	435,421

(1)	Includes 282,919 shares of Common Stock remaining available for future issuance under Company’s 2000 Stock Incentive Plan, and 152,502 shares of Common Stock remaining available for future issuance under the Company’s Employee Stock Purchase Plan.

Executive Employment Agreements

      The Company has an agreement with Ms. Jacobs, dated April 13, 2000, which provides for her employment for a three-year term, which is automatically extended each April 13 so that the new term of the agreement expires three years from such date. This agreement provides for an annual base salary of at least $300,000, subject to review at least annually for possible increases, (the current rate of Ms. Jacobs’ annual base salary is $390,000) plus an annual bonus as determined by the Compensation Committee of the Board of Directors. The agreement also entitles Ms. Jacobs to annual perquisites of up to $40,000, and $35,000 annually for use in producing retirement income. In the event Ms. Jacobs’ employment is terminated without Cause, she terminates her own employment for Good Reason (as such terms are defined in the agreement), or the agreement expires because of non-renewal by the Company, she is entitled to certain severance benefits in addition to accrued obligations (as such terms are defined in the agreement). These severance benefits include a payment of two times the sum of her annual base pay plus bonus paid in the most recent fiscal year (if the termination is within one year of a Change in Control of the Company, as defined in the agreement, this amount is three times the sum of her annual base pay plus average bonus in the last three fiscal years), full vesting of all stock options and any other stock grants, and continuation of other employee benefits for two years from the date of termination. The agreement provides that if any change in control payments or benefits are parachute payments subject to excise tax, the Company will pay an additional amount to Ms. Jacobs to put her in the same after tax position as if no excise tax had been incurred.

      The Company has an agreement with Mr. MacLennan, dated July 24, 2002 that provides for his employment for three years with automatic extensions for additional one-year terms. This agreement provides for an annual base salary of at least $250,000, reviewed on an annual basis for consideration of an increase. Mr. MacLennan’s current base salary is $250,000. The agreement also provides a one-time $25,000 bonus paid December 2002. For any year hereafter, Mr. MacLennan shall be entitled to discretionary annual bonuses as determined by the Chief Executive Officer of the Company based on her respective evaluation of Mr. MacLennan’s performance, not exceeding a maximum equal to 20% of Mr. MacLennan’s annual base salary. In addition, in the event the Company terminates Mr. MacLennan’s employment without Cause, or Mr. MacLennan terminates his employment for Good Reason (as such terms are defined in the agreement), the Company is obligated to pay Mr. MacLennan as severance his annual base salary for two years after termination of employment. In the event the Company terminates Mr. MacLennan within ninety days preceding or within one year following a change in control or Mr. MacLennan terminates his employment for any reason before notification by the Company that he will be terminated for Cause, the Company shall be obligated to pay Mr. MacLennan the larger after tax amount of three times his annual base salary at the time of termination or, if less than three times Mr. MacLennan’s salary at the time of termination of employment, an amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code (as such terms are defined in the agreement). Such amount shall be paid to Mr. MacLennan ratably over two years following termination.

      The Company has an agreement with Mr. Smith, dated January 1, 1999 and amended June 29, 1999, June 15, 2001 and September 3, 2002, which provides for his employment for the period commencing January 1, 1999 through January 1, 2004. The agreement automatically extends ninety days before the end of 2003, and ninety days before the end of each year thereafter. This agreement provides for an annual base salary of at least $150,000, subject to review at least annually for possible increases (the current rate of Mr. Smith’s annual base salary is $220,000), discretionary annual bonuses up to 20% of base salary and certain other perquisites. In addition, in the event the Company terminates Mr. Smith’s employment without Cause, or Mr. Smith terminates his employment for Good Reason (as such terms are defined in the agreement), the Company is obligated to pay Mr. Smith as severance his annual base salary for the remainder of the agreement or until two years after termination of employment (whichever occurs first). In the event the Company terminates Mr. Smith within ninety days preceding or within one year following a change in control or Mr. Smith terminates his employment for any reason before notification by the Company that he will be terminated for Cause, the Company shall be obligated to pay Mr. Smith the larger after tax amount of three times his annual base salary at the time of termination or, if less than three times Mr. Smith’s salary at the time of termination of employment, an amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code (as such terms are defined in the agreement). Such amount shall be paid to Mr. Smith ratably over two years following termination.

Director Compensation

      Directors who are not officers of the Company during 2002 received $2,500 per quarter, and $1,000 for attending each Board meeting and $500 for attending each Committee meeting. In addition to cash compensation, each director who is not an officer of the Company was granted upon his or her election or reelection to a three-year term as a director, an option to purchase 48,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of election or reelection. Each option shall vest at the rate of 16,000 shares annually at the end of each year of service in the director’s three-year term. Beginning 2003, each director who is not an officer of the Company will receive $4,000 per quarter and $750 for attending each Committee meeting. In addition, the Audit Committee Chair will receive a retainer fee of $1,000 per quarter and $500 per quarter will be paid to the Compensation Committee Chair and the Nominating Committee Chair. Board meeting fees for each Director at a rate of $1,000 per meeting will remain unchanged. Also, stock option awards will decrease from 48,000 per three-year term to 5,000 stock options per year (phased in as a director is elected or re-elected to the Board) plus 1,000 shares of restricted stock per year with one year vesting.

Board Compensation Committee Report on Executive Compensation.

      CEO Compensation: The Compensation Committee has a policy that a significant portion of the Chief Executive Officer’s pay should be related to the performance of the Company and the Chief Executive Officer’s contribution to that performance. In determining the amount and type of compensation, the Committee’s goal is to provide a package that is competitive while placing a substantial portion of the Chief Executive Officer’s compensation “at risk” by tying it to both short-term and long-term measures of the Company’s performance.

      The Chief Executive Officer’s bonus compensation for 2002 was based on quantitative and qualitative performance goals established in advance by the Compensation Committee. The Chief Executive Officer was eligible to receive a bonus equal to 40% of base compensation based on a targeted level of earnings per share for 2002. No bonus was paid with respect to earnings per share in 2002. The qualitative performance goals reflect indicators of progress toward completion of strategic goals determined in consultation with the CEO and CFO and key individuals involved in implementing strategic initiatives.

      The Chief Executive earned a qualitative strategic goal bonus award equal to 40% of base compensation based on the following accomplishments:

•	Gained a reprieve from potential cuts in Medicare reimbursement for TheraSeed® from the Centers for Medicare and Medicaid Services (CMS). The 2003 Medicare OPPS reimbursement rules issued by CMS in November 2002 reflected a positive change from the original proposal by creating two codes for prostate brachytherapy (one for palladium-103 (Pd-103) and one for iodine-125 (I-125)). The per patient amount under the final rule for Pd-103 prostate brachytherapy exceeds the original payment amount proposed in August 2002 for Pd-103. The 2003 per patient amount for Pd-103 prostate brachytherapy also exceeds the 2003 payment amount for I-125 prostate brachytherapy.

•	Began a clinical trial in humans that uses a Theragenics’™ produced product. Specifically, the TheraSource™ Intravascular Brachytherapy System using Pd-103, designed to prevent restenosis or renarrowing of arteries following treatment of peripheral vascular disease by percutaneous transluminal angioplasty was initiated in human clinical trials.

•	Obtained an agreement for use of the Plasma Separation Process (PSP) in the Company’s Oak Ridge, Tennessee facility. In July 2002 Theragenics™ signed an agreement with an international nuclear services company to produce test quantities of certain gadolinium isotopes for purchase by such company.

•	Began animal studies utilizing the Company’s prototype device for the minimally invasive treatment of macular degeneration. The animal studies were completed in the fall of 2002.

•	Identified an acquisition candidate in fall of 2002 and performed extensive due diligence on that candidate necessary to move toward a final agreement. Due diligence began during 2002 and in February 2003 the Company purchased the U.S. I-125 prostate brachytherapy business of BEBIG Isotopen-und Medizintechnik GmbH (BEBIG), formerly distributed by IPL (Isotope Products Laboratories), both subsidiaries of a publicly traded German company, Eckert & Ziegler AG. The purchase gives Theragenics™ exclusive U.S. manufacturing and distribution rights to the iodine-based medical device used in the treatment of prostate cancer. The Company also procured an automated production line that is expected to become operational in 2004.

Accordingly, the Compensation Committee approved a performance bonus of $150,000 for Ms. Jacobs for the year ended December 31, 2002. A perquisite bonus in the amount of $40,000, as defined in Ms. Jacobs’ employment agreement, was also paid for the year ended December 31, 2002.

      Other Executive Officer Compensation. Pursuant to the appointment of Mr. MacLennan to the position of Chief Financial Officer and Treasurer, the Compensation Committee granted 60,000 stock options with a vesting period over three years beginning August 2003. The Compensation Committee sets only the compensation of the Chief Executive Officer. Compensation of other executive officers reflects the terms of the executive officers’ employment agreements with the Company and the Chief Executive Officer’s subjective evaluation of the responsibilities and performance of each executive officer.

Options

      In 2002, the Compensation Committee granted the Chief Executive Officer options to purchase 180,000 shares of common stock. The Compensation Committee noted that the last grant to the CEO was in 1999 for 180,000 options. The Committee further noted that in the best interest of the Company and its stockholders, Ms. Jacobs’ compensation package should be competitive and include a component that reinforces alignment with the interests of Theragenics’™ stockholders, such as in the form of stock options. Therefore, the Compensation Committee approved the grant of an option to purchase 180,000 shares to Ms. Jacobs in August 2002, with one-third of the total option shares vesting annually beginning August 2003 and ending August 2005.

      The Board of Directors has delegated authority to the Chief Executive Officer to grant options for up to an aggregate of 200,000 shares to employees of the Company. The Chief Executive Officer granted options for 130,000 shares to employees in 2002, including options for 20,000 shares to Mr. Smith.

Tax Deductibility

      Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation over $1,000,000 to executive officers named in the summary compensation table unless the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by stockholders. The Compensation Committee does not believe that any portion of compensation payable to executive officers for 2002 is non-deductible.

      Submitted by the Members of the Compensation Committee:

Earnest Deavenport
Patrick L. Flinn
Otis W. Brawley, M.D.
Philip Incarnati

Chief Executive Officer Report with respect to compensation of other executive officers:

      Compensation for executive officers is competitive and reflects the terms of the executive officers’ employment agreements with the Company. In addition, the Chief Executive Officer may consider pay increases and equity awards based on subjective evaluations of the executive’s responsibilities and performance.

      Mr. MacLennan’s annual salary and bonus during 2002 was pursuant to his Executive Employment Agreement. Mr. Smith was given a discretionary annual salary increase of $10,000, bonus of $7,000 and awarded 20,000 stock options that vest over five years beginning December 2003.

      Submitted by the Chief Executive Officer:

M. Christine Jacobs

Audit Committee Report

      The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting, reporting practices and financial reports. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was filed as Exhibit A to the proxy statement for the 2001 annual meeting. Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, Grant Thornton LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

      The Audit Committee reports as follows with respect to the audit of the Company’s 2002 audited financial statements:

•	The Audit Committee has reviewed and discussed the Company’s 2002 audited financial statements with its management,

•	The Audit Committee has discussed with the independent auditors, Grant Thornton LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements,

•	The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and has discussed with the auditors their independence from the Company, and

•	Based on review and discussions of the Company’s 2002 audited financial statements with management and discussions with the independent auditors, the Audit Committee has recommended to the Board of Directors that the Company’s 2002 audited financial statements be included in the its Annual Report on Form 10-K.

•	The Audit Committee, comprising non-management directors, meets at regularly scheduled executive sessions. The Audit Committee Chair, Mr. Flinn, presides at the executive sessions.

March 31, 2003

Audit Committee

Patrick L. Flinn
Orwin L Carter, Ph.D.
Peter A.A. Saunders
Earnest W. Deavenport, Jr.

      The Company’s Audit Committee is comprised of Patrick L. Flinn, Orwin L. Carter, Ph.D., Peter A.A. Saunders and Earnest W. Deavenport, Jr. Each of these members meets the requirements for independence as defined by the applicable NYSE standards.

Related Party Transactions

      Ms. Jacobs, President, Chairman and CEO of Theragenics Corporation® is a director of the American Cardiovascular Research Institute (ACRI). ACRI performs animal studies related to the Company’s research initiatives. Theragenics™ paid ACRI approximately $117,000 for these animal studies.

      Ms. Jacobs is also a director of Landauer, Inc., a vendor that provides radiation measurement services to Theragenics™. Theragenics™ paid this vendor approximately $29,000 during 2002 for these services.

STOCK PERFORMANCE GRAPH

      The following graph compares the performance of the Company’s Common Stock to the performance of (1) the New York Stock Exchange Composite Index and (2) a self-constructed peer group of issuers selected by the Company. The graph assumes that $100 was invested on December 31, 1997, in the Company’s Common Stock and each of the indices and that all dividends were reinvested.

Comparison of Five-Year — Cumulative Returns

	1997	1998	1999	2000	2001	2002

Theragenics Corporation®	100.0	90.6	50.3	27.8	54.8	22.4
NYSE Composite Index	100.0	119.8	131.2	136.4	126.1	103.6
Self-Constructed Peer Group(1)	100.0	84.9	79.2	114.9	104.4	107.2

(1)	Based on information for a self-constructed peer group consisting of:

Draxis Health, Inc.; Implant Sciences Corporation; Isonics Corporation; Mentor Corporation; North American Scientific, Inc.; Novoste Corporation; Syncor International Corporation, Synovis Life Technologies, Inc. (previously known as Bio Vascular, Inc.). Uromed Corporation was included in the peer group last year, but omitted as a result of its bankruptcy filing in 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      There were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2002.

      The Chief Executive Officer generally determines the compensation for executive officers other than the Chief Executive Officer.

PROPOSAL NUMBER TWO

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      Stockholders will be asked to vote for a proposal to ratify the appointment of Grant Thornton LLP as the independent public accountants of the Company for the fiscal year ending December 31, 2003. Grant Thornton LLP has been the independent public accountants for the Company since fiscal year 1989. If the stockholders, by affirmative vote of the holders of a majority of the votes cast, do not ratify this appointment, the Audit Committee will reconsider its action and may select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal Two.

      A representative of Grant Thornton LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

      Audit Fees. In connection with services rendered for the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements, the Company has estimated that its total audit fees for fiscal years 2002 and 2001 were approximately $91,900 and $70,500, respectively. This figure is based on an estimate provided by our accountants, Grant Thornton LLP, and includes fees for services that were billed to the Company in fiscal year 2003 in connection with the 2002 fiscal year audit.

      Audit-Related Fees. The aggregate fees billed by Grant Thornton LLP for professional services to the Company consisted of fees associated with the audit of the financial statements of certain employee benefit plans and due diligence related to an acquisition in the amounts of approximately $14,900 and $8,000 for the fiscal years ending 2002 and 2001, respectively.

      Tax Fees. The aggregate fees billed by Grant Thornton LLP for professional services to the Company relating to tax compliance, tax planning and tax advice, taken as a whole, were approximately $34,000 and $23,600, respectively.

      Financial Information Systems Design and Implementation Fees. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2002 or fiscal year 2001.

      Other Fees. The Company did not retain its principal accountant to perform services other than as stated under the captions “Audit Fees,” Audit-Related Fees” and “Tax Fees” above for the fiscal years 2002 and 2001.

      The Audit Committee pre-approves services performed by its principal accountant.

      The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of the reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that its executive officers and directors complied with the Section 16(a) requirements during fiscal 2002.

STOCKHOLDERS PROPOSALS

      Stockholders of Theragenics™ may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company’s 2004 proxy material, a stockholder’s proposal must be received not later than December 1, 2003 at Theragenics Corporation® offices, 5203 Bristol Industrial Way, Buford, Georgia 30518, ATTN: Secretary.

      In addition, Theragenics’™ By-Laws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to the principal executive offices of the Company, which written notice is received not less than 60 days nor more than 90 days prior to the date of the meeting. The notice must state the stockholder’s name, address, number and class of shares of Theragenics™ stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of the stockholder in the proposal.

      The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a Director, the stockholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be received not less than 60 days nor more than 90 days before the date of the meeting of stockholders. The notice must set forth the name and address of, and the number of shares owned by, the stockholder (and that of any other stockholder known to be supporting said nominee). The notice must also set forth the name of the nominee for election as a Director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of stock of the Company beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a Director of Theragenics™ if elected.

MISCELLANEOUS

      The Company’s website address is “http://www.theragenics.com.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through its website by clicking on the “Investor Relations” page and selecting “SEC Filings.” These reports will be available as soon as reasonably practicable after such material has been electronically filed with, or furnished to, the SEC. These reports are also available through the SEC’s website at “http://www.sec.gov.” The information on these websites and the information contained therein or connected thereto are not intended to be incorporated by reference into this proxy statement.

      The Company will furnish without charge a copy of its annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002, including financial statements and schedules, to any record or beneficial owner of its common stock as of March 11, 2003, who requests a copy of such report. Any request for the 10-K report should be in writing addressed to: Investor Relations, Theragenics Corporation®, 5203 Bristol Industrial Way, Buford, Georgia 30518. If the person requesting the report was not a stockholder of record on March 11, 2003, the request must include a representation that such person was a beneficial owner of common stock of the Company on that date. Copies of any exhibits to the Form 10-K will be furnished on request and upon payment of the Company’s expenses in furnishing such exhibits.

OTHER MATTERS

      Management is not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Buford, Georgia

March 31, 2003

PROXY/ VOTING INSTRUCTIONS CARD
THERAGENICS CORPORATION®
This Proxy Is Solicited On Behalf Of The Board Of Directors.

Annual Meeting of Stockholders – May 13, 2003

    The undersigned hereby appoints Ms. M. Christine Jacobs and Mr. James A. MacLennan, or either of them (the “Proxies”), as the undersigned’s Proxy or Proxies, each with the power to appoint her/his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Theragenics Corporation® (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 13, 2003, or any adjournment thereof.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

    A ticket must be presented in order to gain admission to the Annual Meeting of Stockholders. If you are planning on attending the meeting, please complete and return the enclosed Admission Ticket Request Form in order to receive your Admission Ticket. You will not be mailed an Admission Ticket. Your ticket will be available at the registration table on May 13, 2003.

Theragenics Corporation®

5203 Bristol Industrial Way
Buford, Georgia 30518

    FOLD AND DETACH HERE – IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

    Please mark your votes as indicated in this example [X]

1.	ELECTION OF DIRECTORS

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for
the nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Nominees: Otis W. Brawley, M.D., Earnest W. Deavenport, Jr.

2.	PROPOSAL TO: ratify the appointment of Grant Thornton LLP as the Independent Public Accountants of the Company for the fiscal year ending December 31, 2003.

☐ FOR              ☐ AGAINST              ☐ ABSTAIN

3. In their discretion, the Proxies, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF OTIS W. BRAWLEY, M.D. AND EARNEST W. DEAVENPORT, JR. AND FOR PROPOSAL 2.

Dated:	2003

Signature(s)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.